Exhibit 99.1

-8655
FOR IMMEDIATE RELEASE For more information contact: Mandi Hogan (805) 981-8655

LTC REPORTS 2023 THIRD QUARTER RESULTS

AND DISCUSSES RECENT ACTIVITIES

WESTLAKE VILLAGE, CALIFORNIA, October 26, 2023 -- LTC Properties, Inc. (NYSE: LTC) (“LTC” or the “Company”), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced operating results for the third quarter ended September 30, 2023.

	Three Months Ended
	September 30,
	2023	2022

	(unaudited)

Net income available to common stockholders	$22,050	$13,159
Diluted earnings per common share	$0.54	$0.32
NAREIT funds from operations ("FFO") attributable to common stockholders	$26,679	$24,217
NAREIT diluted FFO per common share	$0.65	$0.60
FFO attributable to common stockholders, excluding non-recurring items	$26,679	$25,477
Funds available for distribution ("FAD")	$27,213	$26,019
FAD, excluding non-recurring items	$27,213	$26,519

Third quarter 2023 financial results were impacted by:

●	Higher interest income from financing receivables due to the acquisition of 11 assisted living and memory care communities during the 2023 first quarter, and three skilled nursing centers during the 2022 third quarter. These acquisitions are being accounted for as financing receivables in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”);
●	Higher interest income from mortgage loans resulting from mortgage loan originations in the 2023 first quarter;
●	Higher interest and other income due to the origination of a mezzanine loan during the 2023 third quarter;
●	Higher interest expense primarily due to higher interest rates and a higher outstanding balance on LTC’s revolving line of credit, partially offset by scheduled principal paydowns on the Company’s senior unsecured notes; and
●	Lower provision for credit losses primarily due to the 2022 third quarter acquisition of three skilled nursing centers accounted for as a financing receivable, partially offset by the origination of a mezzanine loan in the 2023 third quarter.

During the third quarter of 2023, LTC completed the following transactions:

●	As previously announced, originated a $17.0 million mezzanine loan with an affiliate of Galerie Living. The mezzanine loan was utilized to recapitalize an existing 130-unit assisted living, memory care and independent living campus in Georgia, as well as the construction of 89 additional units. The loan term is five years at an initial yield of 8.75% and an IRR of 12.0%;

●	Committed to fund a $19.5 million mortgage loan for the construction of an 85-unit assisted living and memory care community in Michigan. The borrower contributed $12.1 million of equity which will initially fund the construction. Once all of the borrower’s equity has been drawn, LTC will begin funding the commitment which is expected to be in early 2024. The loan term is approximately three years at a rate of 8.75%, and includes two, one-year extensions, each of which is contingent on certain coverage thresholds;
●	Sold five assisted living communities with a total of 247 units for $14.1 million. These communities are located in Pennsylvania and Nebraska;
●	As previously announced, re-leased 10 of the 35 properties in the existing Brookdale Senior Living (“Brookdale”) portfolio to Brookdale under a new master lease. This new master lease includes six properties in Colorado and four in Kansas. The six-year master lease will commence on January 1, 2024. Rent in the first year is set at $8.0 million, escalating by approximately 2% annually. The lease includes a purchase option that can be exercised in 2029. LTC also agreed to fund $4.5 million for capital expenditures for the first two years of the lease, at an initial rate of 8%, escalating by approximately 2% annually thereafter;
●	Entered into agreements to sell seven assisted living communities in the existing Brookdale portfolio. Four properties located in Florida with a total of 176 units will be sold for approximately $18.8 million, and three properties located in South Carolina will be sold for approximately $8.4 million. LTC anticipates receiving approximately $20.0 million to $21.0 million in proceeds, net of transaction costs and seller financing, as a result of these sales;
●	Received the full deferred rent repayment of $384,000 related to a master lease on three assisted living communities with a total of 258 units;
●	Provided $645,000 of abated rent during the 2023 third quarter and $215,000 of abated rent in October 2023 to the same operator for whom abated rent has been previously provided. LTC has agreed to provide rent abatements up to $215,000 per month through the end of 2023;
●	Paid $33.1 million in regular scheduled principal payments under the Company’s senior unsecured notes; and
●	Borrowed $35.9 million under the Company’s revolving line of credit.

Subsequent to September 30, 2023, LTC completed the following transactions:

●	Amended the new Brookdale master lease commencing on January 1, 2024 to add seven additional properties. One property is located in Ohio with 42 assisted living units and six are located in Texas with 235 assisted living units. These properties are currently included in the original Brookdale master lease. As a result of this amendment, Brookdale will operate 17 properties under the new master lease with the initial annual rent of $9.3 million and the capital expenditure commitment will be $7.2 million. Additionally, the new master lease provides Brookdale with a purchase option on these seven properties; and
●	Leased six assisted living communities located in Oklahoma, with a total of 219 units, to a current LTC operator under a new master lease, which is expected to commence on November 1, subject to the issuance of licensure to the new operator. These properties are currently included in the original Brookdale master lease. The lease term is for three years, with one four-year extension period. Rent in the first year is set at $960,000, increasing to $984,000 in the second year, and $1.2 million in the third year. Additionally, the master lease includes a purchase option that can be exercised starting in November 2027 through October 2029 if the lessee exercises its four-year extension option.

Prestige Healthcare Update:

During the third quarter of 2023 LTC deferred $900,000 in interest payments under an agreement to defer up to $1.5 million, or up to $300,000 per month for May through September 2023, in interest payments due on a mortgage loan secured by 15 skilled nursing centers located in Michigan and operated by Prestige Healthcare. Subsequent to September 30, 2023, this loan was amended. As part of the amendment, LTC has drawn $2.8 million from Prestige Healthcare’s approximate $5.0 million letter of credit to repay all deferred interest outstanding through October 2023. Additionally, LTC will draw down approximately $334,000 in each of November and December 2023 to be applied toward interest then due on the loan at that point. As a result, LTC expects to receive all contractual interest of $19.5 million due from Prestige Healthcare in 2023. Effective January 1, 2024, the minimum mortgage interest payment due to LTC will be set based on an annual current pay rate of 8.5% on the outstanding loan balance. The contractual interest rate on the loan of 10.8% as of January 1, 2024 remains unchanged. From the retro-active Medicaid funds due to Prestige Healthcare, LTC expects the letter of credit will be replenished in 2024 and Prestige Healthcare will be able to pay all contractual interest during 2024 and 2025.

Conference Call Information

LTC will conduct a conference call on Friday, October 27, 2023, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on its performance and operating results for the quarter ended September 30, 2023. The conference call is accessible by telephone and the internet. Interested parties may access the live conference call via the following:

Webcast	www.LTCreit.com
USA Toll-Free Number	(888) 506-0062
International Number	(973) 528-0011
Conference Access Code	273665

Additionally, an audio replay of the call will be available one hour after the live call through November 10, 2023 via the following:

USA Toll-Free Number	(877) 481-4010
International Number	(919) 882-2331
Conference Number	49044

About LTC

LTC is a real estate investment trust (REIT) investing in seniors housing and health care properties primarily through sale-leasebacks, mortgage financing, joint-ventures and structured finance solutions including preferred equity and mezzanine lending. LTC’s investment portfolio includes 208 properties in 27 states with 29 operating partners. Based on its gross real estate investments, LTC’s investment portfolio is comprised of approximately 50% seniors housing and 50% skilled nursing properties. Learn more at www.LTCreit.com.

Forward-Looking Statements

This press release includes statements that are not purely historical and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward-looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.

(financial tables follow)

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues:
Rental income	$31,589	$31,585	$94,861	$93,537
Interest income from financing receivables(1)	3,832	357	11,413	357
Interest income from mortgage loans	12,247	10,379	35,417	30,112
Interest and other income	1,635	1,182	5,358	3,308
Total revenues	49,303	43,503	147,049	127,314

Expenses:
Interest expense	12,674	7,941	34,595	22,607
Depreciation and amortization	9,499	9,385	28,085	28,202
Impairment loss	—	1,286	12,510	1,286
Provision for credit losses	189	795	2,107	1,454
Transaction costs	329	629	537	728
Property tax expense	3,271	4,179	9,751	12,180
General and administrative expenses	5,959	5,888	18,344	17,407
Total expenses	31,921	30,103	105,929	83,864

Other operating income:
Gain (loss) on sale of real estate, net	4,870	(387)	20,545	37,809
Operating income	22,252	13,013	61,665	81,259
Income from unconsolidated joint ventures	375	376	1,127	1,127
Net income	22,627	13,389	62,792	82,386
Income allocated to non-controlling interests	(430)	(99)	(1,287)	(301)
Net income attributable to LTC Properties, Inc.	22,197	13,290	61,505	82,085
Income allocated to participating securities	(147)	(131)	(440)	(481)
Net income available to common stockholders	$22,050	$13,159	$61,065	$81,604

Earnings per common share:
Basic	$0.54	$0.33	$1.48	$2.06
Diluted	$0.54	$0.32	$1.48	$2.04

Weighted average shares used to calculate earnings per
common share:
Basic	41,153	40,270	41,127	39,658
Diluted	41,211	40,552	41,185	39,939

Dividends declared and paid per common share	$0.57	$0.57	$1.71	$1.71

(1)	Represents rental income from acquisitions through sale-leaseback transactions, subject to leases which contain purchase options. In accordance with GAAP, the properties are required to be presented as financing receivables on our Consolidated Balance Sheets and the rental income to be presented as Interest income from financing receivables on our Consolidated Statements of Income.

Supplemental Reporting Measures

FFO and FAD are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO and FAD as supplemental measures of operating performance. The Company believes FFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO and FAD facilitate like comparisons of operating performance between periods. Occasionally, the Company may exclude non-recurring items from FFO and FAD in order to allow investors, analysts and our management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs.

We define FAD as FFO excluding the effects of straight-line rent, amortization of lease inducement, effective interest income, deferred income from unconsolidated joint ventures, non-cash compensation charges, capitalized interest and non-cash interest charges. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in our consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. Effective interest method, as required by GAAP, is a technique for calculating the actual interest rate for the term of a mortgage loan based on the initial origination value. Similar to the accounting methodology of straight-line rent, the actual interest rate is higher than the stated interest rate in the early years of the mortgage loan thus creating an effective interest receivable asset included in the interest receivable line item in our consolidated balance sheet and reduces down to zero when, at some point during the mortgage loan, the stated interest rate is higher than the actual interest rate. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

While the Company uses FFO and FAD as supplemental performance measures of our cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO and FAD

The following table reconciles GAAP net income available to common stockholders to each of NAREIT FFO attributable to common stockholders and FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2023	2022		2023		2022

GAAP net income available to common stockholders	$22,050	$13,159		$61,065		$81,604
Add: Impairment loss	—	1,286		12,510		1,286
Add: Depreciation and amortization	9,499	9,385		28,085		28,202
(Less)/Add: (Gain) loss on sale of real estate, net	(4,870)	387		(20,545)		(37,809)
NAREIT FFO attributable to common stockholders	26,679	24,217		81,115		73,283

Add: Non-recurring items	—	1,260	(1)	262	(4)	824	(7)
FFO attributable to common stockholders, excluding non-recurring items	$26,679	$25,477		$81,377		$74,107

NAREIT FFO attributable to common stockholders	$26,679	$24,217		81,115		73,283
Non-cash income:
Add: straight-line rental adjustment	747	436		1,635		963
Add: amortization of lease incentives	171	319		610		921	(8)
Less: Effective interest income	(2,696)	(1,762)		(6,524)		(4,551)
Net non-cash income	(1,778)	(1,007)		(4,279)		(2,667)

Non-cash expense:
Add: Non-cash compensation charges	2,123	2,014		6,348		5,951
Add: Provision for credit losses	189	795	(2)	2,107	(5)	1,454
Net non-cash expense	2,312	2,809		8,455		7,405

Funds available for distribution (FAD)	$27,213	$26,019		85,291		78,021

Less: Non-recurring income	—	500	(3)	(1,570)	(6)	(681)	(9)
Funds available for distribution (FAD), excluding non-recurring items	$27,213	$26,519		$83,721		$77,340

(1)	Represents the net of (2) and (3) below.
(2)	Includes $760 of provision for credit loss related to the acquisition of the three skilled nursing centers accounted for as a financing receivable.
(3)	Represents the lease termination fee of $500 paid to a former operator of 12 assisted living communities in exchange for cooperation and assistance in facilitating an orderly transition of the communities to another operator.
(4)	Represents the net of (5) and (6) below.
(5)	Includes $1,832 of provision for credit losses related to the $121,321 acquisition accounted for as a financing receivable and $61,900 of mortgage loan originations.
(6)	Represents the prepayment fee and exit IRR related to the payoff of two mezzanine loans.
(7)	Represents (1) from above and (8) from below and the provision for credit losses related to the origination of two mortgage loans during the second quarter of 2022 and a $25,000 mezzanine loan during the first quarter of 2022 ($572) offset by the lease termination fee received in connection with the sale of a 74-unit assisted living community ($1,181).
(8)	Includes a lease incentive balance write-off of $173 related to a closed property and lease termination.
(9)	Represents the lease termination fee received in connection with the sale of a 74-unit assisted living community ($1,181) offset by (3) from above.

(Reconciliation of FFO and FAD continued on next page)

Reconciliation of FFO and FAD (continued)

The following table continues the reconciliation between GAAP net income available to common stockholders and each of NAREIT FFO attributable to common stockholders and FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

NAREIT Basic FFO attributable to common stockholders per share	$0.65	$0.60	$1.97	$1.85
NAREIT Diluted FFO attributable to common stockholders per share	$0.65	$0.60	$1.97	$1.83

NAREIT Diluted FFO attributable to common stockholders	$26,826	$24,348	$81,555	$73,283
Weighted average shares used to calculate NAREIT diluted FFO per share attributable to common stockholders	41,469	40,781	41,440	39,939

Diluted FFO attributable to common stockholders, excluding non-recurring items	$26,826	$25,608	$81,817	$74,107
Weighted average shares used to calculate diluted FFO, excluding non-recurring items, per share attributable to common stockholders	41,469	40,781	41,440	39,939

Diluted FAD	$27,360	$26,150	$85,731	$78,021

Weighted average shares used to calculate diluted FAD per share	41,469	40,781	41,440	39,939

Diluted FAD, excluding non-recurring items	$27,360	$26,650	$84,161	$77,340
Weighted average shares used to calculate diluted FAD, excluding non-recurring items, per share	41,469	40,781	41,440	39,939

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share)

	September 30, 2023	December 31, 2022
	(unaudited)	(audited)
ASSETS
Investments:
Land	$123,919	$124,665
Buildings and improvements	1,260,891	1,273,025
Accumulated depreciation and amortization	(386,483)	(389,182)
Operating real estate property, net	998,327	1,008,508
Properties held-for-sale, net of accumulated depreciation: 2023—$11,590; 2022—$2,305	9,448	10,710
Real property investments, net	1,007,775	1,019,218
Financing receivables,(1) net of credit loss reserve: 2023—$1,981; 2022—$768	196,053	75,999
Mortgage loans receivable, net of credit loss reserve: 2023—$4,777; 2022—$3,930	473,567	389,728
Real estate investments, net	1,677,395	1,484,945
Notes receivable, net of credit loss reserve: 2023—$637; 2022—$589	63,056	58,383
Investments in unconsolidated joint ventures	19,340	19,340
Investments, net	1,759,791	1,562,668

Other assets:
Cash and cash equivalents	11,302	10,379
Debt issue costs related to revolving line of credit	1,719	2,321
Interest receivable	54,605	46,000
Straight-line rent receivable	20,068	21,847
Lease incentives	2,193	1,789
Prepaid expenses and other assets	18,185	11,099
Total assets	$1,867,863	$1,656,103

LIABILITIES
Revolving line of credit	$362,250	$130,000
Term loans, net of debt issue costs: 2023—$380; 2022—$489	99,620	99,511
Senior unsecured notes, net of debt issue costs: 2023—$1,307; 2022—$1,477	494,353	538,343
Accrued interest	3,893	5,234
Accrued expenses and other liabilities	47,364	32,708
Total liabilities	1,007,480	805,796

EQUITY
Stockholders’ equity:
Common stock: $0.01 par value; 60,000 shares authorized; shares issued and outstanding: 2023—41,412; 2022—41,262	413	412
Capital in excess of par value	937,550	931,124
Cumulative net income	1,606,165	1,544,660
Accumulated other comprehensive income	8,596	8,719
Cumulative distributions	(1,727,315)	(1,656,548)
Total LTC Properties, Inc. stockholders’ equity	825,409	828,367
Non-controlling interests	34,974	21,940
Total equity	860,383	850,307
Total liabilities and equity	$1,867,863	$1,656,103

(1)	Represents acquisitions through sale-leaseback transactions, subject to leases which contain purchase options. In accordance with GAAP, the properties are required to be presented as financing receivables on our Consolidated Balance Sheets.